Exhibit 99.1

  ATC Healthcare Receives Noncompliance Warning Letter from the AMEX


    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Feb. 28, 2007--ATC Healthcare, Inc. (AMEX:AHN), a leader in medical staffing, today reported that it has received a notice from the staff of The American Stock Exchange ("AMEX"), indicating that it had failed to fully comply with its listing standards. This resulted from the Company's issuance, on January 16, 2007, of 2,000,000 shares of its Class A Common Stock to an accredited investor without first obtaining the AMEX's approval for that issuance.

    To remedy its omission, the Company is filing an application today to list on the AMEX the shares of Class A Common Stock and related warrants issued on January 16, 2007.

    As a result of the noncompliance warning letter, the Company will be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the listing standards. In addition, ".BC" (below compliance) will be appended to the Company's symbol "AHN" on the Consolidated Tape Association's Consolidated Tape System and Consolidated Quote Systems Low Speed and High Speed tapes whenever the Company's trading symbol is transmitted with a quotation or trade to identify the Company as noncompliant with the continued listing standards. The indicator will not change the Company's trading symbol itself. The website posting and indicator will remain in effect until the Company has regained compliance with all applicable listing standards.

    Forward Looking Statements

    Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words -- "believe," "expect," "anticipate," "intend," "will," and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future revenue, business strategy and cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended February 28, 2006. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics and other healthcare facilities with 56 locations in 35 states. ATC provides supplemental staffing, outsourcing and human resource solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their website at www.atchealthcare.com.


    CONTACT: ATC Healthcare, Inc.
             Investor Contact:
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
             or
             Daniel Pess, 516-750-1733
             dpess@atchealthcare.com